UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 3, 2005

XYBERNAUT CORPORATION

(Exact Name of Registrant as Specified in its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

0-15086	54-1799851
(Commission File Number)	(I.R.S. Employer
Identification Number)

12701 FAIR LAKES CIRCLE, FAIRFAX, VIRGINIA, 22033
(Address of Principal Executive Offices) (Zip Code)

(703) 631-6925
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On May 27, 2005, Xybernaut Corporation (the “Company”) gave notice to Dr. Edwin Vogt that the Company is terminating its consulting agreement dated January 1, 2003 with Dr. Vogt, effective as of June 26, 2005.

As previously disclosed in the Company’s Proxy Statement filed with the U.S. Securities and Exchange Commission on November 16, 2004, pursuant to the terms of Dr. Vogt’s consulting agreement, Dr. Vogt provides consulting services to the Company relating to research and development, product, sales, marketing, finance and other special projects assigned from time to time. The consulting agreement provides that in compensation for these services, Dr. Vogt is entitled to receive consulting fees totaling Euro 20,000 for the quarter ended March 31, 2003 and Euro 10,000 for each subsequent calendar quarter, and may be entitled to a commission on any sales in which he serves as the originator or facilitator of the sale as determined by agreement of both parties. In addition, under the terms of the agreement, Dr. Vogt received a one-time grant of 30,000 stock options, with an exercise price based on the closing market price of the Company’s stock on January 1, 2003.

The consulting agreement also contains provisions related to inventions, discoveries and patents, information provided by the Company, confidentiality and certain other matters.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

The Company announced on April 19, 2005 that Messrs. James J. Ralabate, Edwin Vogt and Martin Eric Weisberg had offered to resign from the Board of Directors of the Company, but the Board determined to defer its acceptance of the offers upon an orderly transition to a new Board. On May 19, 2005, the Company indicated to Messrs. Ralabate, Vogt, and Weisberg that it desired to accept their offers to resign. Dr. Vogt resigned as a Director of the Company as of 10:00 a.m. on June 3, 2005. As previously reported, Mr. Ralabate and Mr. Weisberg resigned as directors of the Company on May 19, 2005 and May 23, 2005, respectively.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

10.1	Master Consulting Agreement, dated as of January 1, 2003, between Xybernaut Corporation and Edwin Vogt.

10.2	Letter from Xybernaut Corporation to Dr. Edwin Vogt regarding Termination of Consulting Agreement dated May 27, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XYBERNAUT CORPORATION

By:	/s/ Bruce C. Hayden
Bruce C. Hayden
Senior Vice President and
Chief Financial Officer

Dated: June 9, 2005